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[LOGO]

March 20, 1995

Dear Fellow Stockholders:

Your Board of Directors (the "Board") has acted to protect your investment in NovaCare, Inc. by adopting a Share Purchase Rights Plan. The Rights Plan is designed to preserve long-term values and safeguard your interests against stock accumulations, inadequate tender offers and other abusive takeover tactics that the Board believes are not in the best interests of stockholders. NovaCare has thus joined more than 1,000 companies which have adopted such Rights Plans for the protection of their stockholders.

The Rights Plan has been adopted not in response to any major purchase of NovaCare stock (and the Board is not aware of any such purchase) but rather in order to assure the ability of the Board to protect your interests.

The Rights Plan provides for a dividend distribution of Rights to purchase NovaCare common stock, exercisable upon the occurrence of certain events. Stockholders of record on March 20, 1995 will receive one Right for each share of common stock held. Initially the Rights will be evidenced by your common stock certificates; should the Rights become exercisable, separate Rights certificates will be sent to you. The Rights will not be separated from the common stock until they become exercisable. Accordingly if you transfer one share of Common Stock at a time when the Rights are not exercisable, you will also transfer one Right.

The Rights contain provisions to protect stockholders in the event that an unsolicited attempt is made to acquire control of the Company. The Rights Plan is not intended to prevent a fair and equitable tender offer or other acquisition proposal for NovaCare stock and will not do so. Because the Rights may be redeemed by the Board, as described below, they should not interfere with any proposal which your Board of Directors determines is in the best interests of the stockholders.

Issuance of the Rights does not in any way weaken the financial condition of the Company or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, and will not change the way in which you can presently trade your NovaCare stock. The distribution of Rights should not be taxable to you or the Company; however, stockholders may recognize taxable income after the Rights become exercisable. As explained in detail below, the Rights will only be exercisable if and when the situation arises which they were created to address. They will then operate to help the Board protect you against being deprived of your rights to share in the full measure of your Company's long-term potential.

Each Right entitles stockholders to purchase from NovaCare one share of common stock at a price of $27 subject to certain adjustments. The Rights will become exercisable only if any person or group acquires 20% or more of NovaCare common stock, or commences a tender or exchange offer which, if consummated, would result in that person or group owning at least 20% of the common stock.

If any person or group acquires 20% or more of NovaCare common stock, each Right will entitle all other holders to purchase, by paying the $27.00 exercise price, NovaCare common stock (or a common stock equivalent) with a value of twice the exercise price. In addition, at any time after a 20% position is acquired and prior to the acquisition by any person or group of 50% or more of the outstanding common stock, the Board of Directors may, at its option, require each outstanding Right (other than Rights held by the acquiring person or group) to be exchanged for one share of common stock.
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If, following an acquisition of 20% of the common stock, NovaCare is acquired by any person in a merger or other business combination transaction or sells more than 50% of its assets or earnings power to any person, each Right will entitle all other holders to purchase, by paying the $27.00 exercise price, common stock of the acquiring company with a value of twice the exercise price.

The Board of Directors may redeem the Rights at $.001 per Right any time prior to the time that a person or group has acquired 20% or more of NovaCare common stock.

The Rights will expire on March 20, 2000, unless earlier redeemed or exchanged as described above. At no time will the Rights have any voting power.

A more detailed summary of the Rights Plan is enclosed, and we urge you to read it carefully.

We are excited about NovaCare's future and feel that the adoption of the Rights Plan is consistent with our responsibility to serve your best interests. We take great satisfaction in providing these Rights to preserve the long-term value of your investment in NovaCare, and we thank you for your continuing support.

                                          On behalf of the
                                          Board of Directors

                                          John H. Foster
                                          Chairman and
                                          Chief Executive Officer